Exhibit 10.2

KASPIEN, INC.
SENIOR EXECUTIVE RETENTION BONUS & SEVERANCE LETTER AGREEMENT

Dear Ed:

On behalf of Kaspien, Inc. (the “Company”), I am pleased to offer you the opportunity to receive an employee retention bonus and severance payment if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). If you do not execute and return a copy of this Agreement which must occur prior to December 18, 2023, this Agreement shall be null and void.

1.          Retention Bonus. Subject to the terms and conditions set forth herein, and contingent upon the Company’s access to funds at the time of payment, you will receive a cash lump sum payment in the amount of $140,000 (the “Retention Bonus”), payable within three days following the Effective Date.  You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination (as defined below): (i) before February 1, 2024, you will be required to repay 100% of the Retention Bonus; (ii) on or after February 1, 2024, and before March 1, 2024, you will be required to repay 75% of the Retention Bonus; (iii) on or after March 1, 2024, and before April 1, 2024, you will be required to repay 50% of the Retention Bonus; or (iv) on or after April 1, 2024, and before May 1, 2024, you will be required to repay 25% of the Retention Bonus, each to the Company within ten business days of such termination.  For the sake of clarity, you will not be required to repay the Retention Bonus if (i) you are terminated in a Qualifying Termination, (ii) your employment is terminated by you for Good Reason or (iii) you are employed by the Company through May 1, 2024 (the “Retention Date”).

At the option of the Company, all or part of the amount to be re-paid to the Company may be deducted from any amounts owed by the Company or any of its subsidiaries to you, including without limitation, any amounts owed as wages, salary, bonuses, equity or other incentive compensation or awards, expense reimbursements, and any other remuneration due for or on account of your employment with the Company or any subsidiary, provided, however, that no such deduction shall be made to the extent that it would result in a tax being owed pursuant to Section 409A of the Code.

2.          Severance.  If your employment is terminated following the Retention Date by the Company without Cause or by you for Good Reason (each as defined below), you shall be entitled to a payment in the amount of $140,000 (the “Severance Payment”), which shall be contingent and payable according to the achievement of certain milestones by the Company (as detailed and discussed hereto) and you signing (and not revoking within any statutory period) a release reasonably acceptable to the Company (the “Release”), and such Release becoming irrevocable within 60 days of your termination.  The Severance Payment will be earned and paid to you based on the Company achieving the following milestones, the amounts of which are exclusive of proceeds from the Supplemental Retirement Trust: (i) $46,666 will be earned and paid to you once the Company generates $1,000,000 of cash beyond the repayment in full of all amounts due and payable pursuant to that certain Loan and Security Agreement, by and among Kaspien Inc., Kaspien Holdings Inc., the Lenders Party thereto, and Eclipse Business Capital LLC, dated February 20, 2020, as amended, (the “Eclipse Line”); (ii) $46,666 will be earned and paid to you once the Company generates $3,000,000 of cash beyond the Eclipse Line; and (iii) $46,667 will be earned and paid to you once the Company generates $5,000,000 of cash beyond the Eclipse Line, for a total of up to $140,000 in the aggregate.  Subject to Section 12 of this Agreement and you not revoking the Release (and the Release becoming irrevocable), the portion of the Severance Payment that is earned shall be paid on the first pay period following the date that the applicable milestone is achieved by the Company, as determined by the Board.  For the sake of clarity, in the event that the Company does not generate $1,000,000 of cash or more beyond the Eclipse Line or if you do not timely execute, or if you revoke the Release, you will not be entitled to the Severance Payment.  In addition, for the sake of clarity, the Severance Payment will rank pari passu with the claims of the Company’s other unsecured creditors.

3.          Definitions. For purposes of this Agreement:

(a)          “Cause” means your (i) willful neglect or willful misconduct in the performance of his duties with the Company; (b) conviction of, or plea of nolo contendere to, any felony or any other crime involving moral turpitude or your personal enrichment at the expense of the Company; (c) willful failure or refusal to perform his duties and responsibilities with the Company; or (d) material violation of the Company’s Code of Conduct. A termination for “Cause” shall include a determination by the Company following your termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to you.

(b)          “Good Reason” means, without your written consent, any of the following: (i) a material reduction in your base salary, including failure of the Company to pay you your base salary in accordance with payroll practices in effect on the date hereof; or (ii) a requirement that you relocate your principal work location with the Company to a location that is more than 50 miles from your business location in effect on the date of this Agreement; provided, that, it shall be a condition precedent to your right to terminate for Good Reason that (x) you shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within 90 days after such occurrence, (y) a period of 2 business days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 2 business day period, and (z) you shall have tendered your resignation to be effective within not more than 1 business day following the end of such 2 business day cure period.

(c)          “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

(d)          “Disability” means a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of your employment-related duties for a period of six months or longer and, within 30 days after the Company notifies you in writing that it intends to terminate his employment, the Participant shall not have returned to the performance of his employment-related duties on a full-time basis. The Company’s judgment of Disability shall be final, binding and conclusive. Notwithstanding the foregoing, if you are a party to an employment agreement with the Company or any subsidiary, “Disability” shall have the meaning, if any, specified in such employment agreement.

(e)          “Qualifying Termination” means the termination of your employment before the Retention Date (i) by the Company for a reason other than Cause,  or (ii) due to your death or Disability if, and only if, in the case of any such termination, other than in the case of your death, you execute the Release, and such Release becomes irrevocable within 60 days of your termination, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination. For the sake of clarity, a termination of employment (other than in the case of death) will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the Retention Bonus within ten (10) business days after the expiration of the 60-day period.

4.          Waiver of Severance & Incentive Bonus. Unless otherwise determined by the Board, eligibility to receive or retain the Retention Bonus or Severance Payment is in lieu of any incentive bonus for 2023 or 2024 or otherwise or any other severance payment or benefit to which you otherwise may be entitled under any applicable employment, severance or other agreement or arrangement with the Company or any of its affiliates, including the Severance and Restrictive Covenant Agreement between you and the Company, dated February 26, 2019, (the “Severance Agreement”), and you hereby waive and release any right to any such amounts, including the payments and benefits described in Section 2 of the Severance Agreement.

5.            Waiver of Restricted Covenants.  In the event you remain employed through the Retention Date or in the event you experience a Qualifying Termination, effective as of such date, the Company hereby releases and waives any post-termination non-competition or employee or customer non-solicitation or similar provisions set forth in the Severance Agreement or any other agreement with the Company to which you may be subject; provided, however, that you will remain subject to any provisions governing the use of the Company’s confidential information or trade secrets, solely to the extent necessary to protect the good will of the Company’s or its’ subsidiaries operations as a going concern.

6.          Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

7.          No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

8.          Other Benefits. Each of the Retention Bonus and Severance Payment is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any other severance, bonus, incentive, pension, retirement, death or other benefit under any other severance, bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

9.          Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

10.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.          Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and Severance Payment and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus or Severance Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

12.          Section 409A Compliance. The intent of the parties is that the Retention Bonus and Severance Payment be exempt from the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

13.          Voluntary Nature of this Agreement. The Retention Bonus, Severance Payment and this Agreement are a voluntary decision being offered to you. You understand that accepting the Retention Bonus and Severance Payment is optional.

[Signature Page Follows]

KASPIEN, INC.

By: /s/ Jonathan Marcus
Name: Jonathan Marcus
Title: Chairman

My signature below confirms my agreement to the terms of this letter agreement.

Dated:	December 17, 2023

Signature:	/s/Edwin Sapienza

Name:	Edwin Sapienza

[Signature Page to Senior Executive Retention & Severance Agreement]